Exhibit 10.16

                               WILLIAM F. MARLIEB

                              Retirement Agreement

1. Effective April 4, 1997, Bill Marlieb will retire from General Media. He will have completed 25 years of service with the company - 15 years as a direct employee and 10 years in agency consultant positions.

2. In recognition of his service with General Media, Bill will receive retirement payments totaling $207,000 per year, for two years (52 payroll periods). These payments will be made on a bi-weekly payroll basis in the amount of $7,961.54 each, effective April 7, 1997 to continue through March 26, 1999.

3. During the period April 7, 1997 through March 26, 1999, Bill and his wife Ina will continue to be covered by General Media under the company's basic group medical and dental insurance plans, as well as the Executive Medical and Life Insurance ($400,000) plans.

4. In the event that Bill Marlieb expires prior to the end of his two year retirement payments (March 26, 1999), the balance due will continue to be paid to Bill's wife, Ina F. Marlieb.

5. In addition to receiving retirement payments, Bill will serve as a Marketing Consultant to General Media for a period of not less than five continuous years, beginning April 7, 1997.


/s/ Eugene Boffa, Jr.
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Eugene Boffa, Jr.
President & Chief Operating Officer.